UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2020

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Klarabergsviadukten 70, Section B, 7th Floor,

Box 70381,

SE-107 24, Stockholm, Sweden

(Address and Zip Code of principal executive offices)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	ALV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Autoliv, Inc. (the “Company”) and its subsidiary Autoliv AB are parties to an existing revolving credit facility agreement with 14 banks, dated June 23, 2010, as amended (the “Revolving Credit Facility”). The Revolving Credit Facility consists of a $1.1 billion senior unsecured revolving credit facility, which matures in July 2023. The material terms of the Revolving Credit Facility are described under “Item 8. Financial Statements and Supplementary Data – Notes to the Consolidated Financial Statements – Note 14. Debt and Credit Agreements– Credit Facilities” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2020, which is incorporated herein by reference.

On April 2, 2020, the Company announced a commitment to draw down the remaining $600 million in principal amount under the Revolving Credit Facility. The Company previously drew down $500 million under the Revolving Credit Facility on Marcy 19, 2020. Following the draw down of the $600 million, the Company’s current cash balance is approximately $1.4 billion. The current interest rate for the borrowing under the Revolving Credit Facility is 1.450250%.

Item 8.01.	Other Events.

On April 2, 2020, the Company issued a press release to announce proactive measures in response to the coronavirus (COVID-19) pandemic. The Company announced that its full year 2020 financial guidance that was previously issued has been withdrawn until the full effects of COVID-19 can better be assessed. Additionally, the Company cancelled the previously announced second quarter dividend that was scheduled for payment on June 4, 2020 and suspended its quarterly dividend to preserve cash and maintain flexibility given the highly uncertain environment.

Furthermore, the Company’s executive officers and Board members have voluntarily reduced their pay. The executive officers have reduced their base salaries by 20% for the second quarter 2020 while the Board members have reduced their annual base retainer by 20% for the second quarter.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Supplemental Risk Factor

In addition, the Company is supplementing the risk factors previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, with the following risk factor:

We face risks related to the novel coronavirus (COVID-19) pandemic that could adversely affect our business and financial performance

The COVID-19 pandemic has disrupted, and may continue to disrupt, the global automotive industry and customer sales. production volumes and purchases of light vehicles by end-consumers. The spread of COVID-19 has created a disruption in the manufacturing, delivery and overall supply chain of automobile manufacturers and suppliers. Global vehicle production has decreased significantly and some vehicle manufacturers have completely shutdown manufacturing operations in some countries and regions, including the United States and Europe. As a result, we have experienced, and may continue to experience, delays in the production and distribution of our products and the loss of sales and customers. If the global economic effects caused by the pandemic continue or increase, overall customer demand may continue to decrease which could have a material and adverse effect on our business, results of operation, and financial condition. In addition, if a significant portion of our workforce or our customers’ workforce are affected by COVID-19 either directly or due to government closures or otherwise, associated work stoppages or facility closures would halt or delay production. The extent of the effect of the pandemic on us, our customers, our supply chain and our business cannot be assessed at this time. We may continue to experience the effects of the pandemic even after it has waned, and our business, results of operations and financial condition could continue to be affected.

Item 9.01.	Financial Statements and Exhibits.

(d) EXHIBITS

99.1	Press Release of Autoliv, Inc. dated April 2, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Autoliv, Inc. dated April 2, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUTOLIV, INC.

By:	/s/ Anthony J. Nellis
Name:	Anthony J. Nellis
Title:	Executive Vice President, Legal Affairs and General Counsel

Date: April 2, 2020